Exhibit 10.38

April 21, 2008

Bart Schwartz

780 West End Avenue, Apt 4B

New York, NY 10025

Dear Bart:

We are pleased to offer you the position of Executive Vice President, Chief Legal Officer and Secretary in our Law department of Assurant, Inc. (the Company), to be based in our New York City office, beginning on April 28, 2008. In this position you will report to Rob Pollock, CEO of Assurant, Inc.

Your base salary will be $500,000 or $20,833.33 on a semi-monthly basis. Salaries are reviewed at year-end in accordance with our policies, with your first annual salary review scheduled for December 2008. You will be eligible for an 80% annual target bonus, which is based upon company results and not guaranteed. Typically, annual bonus payments and salary increases are prorated during the first year of employment. However, in your case we will make an exception in both cases. For your first and second annual bonus we will guarantee at a minimum of 85% of salary for the full year, which will be paid at a higher level if performance exceeds that level.

In addition, we will recommend as part of the May Compensation Committee meeting a restricted grant equal on the date of the grant to 125% of your salary, with the actual number of shares being dependent upon the closing price on the date of the grant. This grant will vest on a pro-rata basis over 3 years. This grant will be a substitution of the 2008 long term incentive plan cycle as we have already implemented this year’s cycle. For 2009 we will recommend in March 2009 your participation in Assurant’s Long Term Investment Plan (“ALTIP”) with a target of 125% of your salary which is typically approved in the March Compensation Committee meeting for the cycle that begins that year. We will also provide you with a sign-on bonus of 5,000 restricted shares to vest pro rata over 3 years to be approved at the May Compensation Committee meeting and issued as soon as administratively feasible.

We will recommend your participation in our SERP which is a top-hat plan sitting over our other pension plans. We will need formal Compensation Committee approval, which we expect to be granted in the May meeting with a July 1st participation date.

Additionally, we will provide a Change-In-Control (“CIC”) agreement equal to 3 years of compensation in the event of a change in control which includes gross-up benefits as specified in the agreement. The details governing the CIC agreement are identical with other Assurant, Inc. members of the Management Committee and will be recommended in the May Board meeting and executed immediately thereafter.

Based upon your level, you would be eligible for 24 PTO (paid time off) days which are a combination of sick and vacation days. However, in 2008, you will be eligible for 16 PTO days as it is pro-rated to your hire date.

As with all our employees, your employment will be on an at-will basis and the terms thereof will be subject to applicable Assurant policies, which may be changed by management. Employment is contingent upon proof of employment eligibility under the Immigration Reform and Control Act of 1986.

Assurant offers a variety of benefits to our employees, which may change from time to time. As a key executive your benefits will also include Executive 401(k), Pension, and LTD plans, along with financial planning services provided by Andesa, which are on the same terms as other members of the Management Committee. During your first few weeks of employment, we will review a number of benefits as well as Assurant policies and procedures. Additionally, please bring identification with you on your first day to substantiate your eligibility to work in the United States (and complete the employment eligibility verification form).

Please acknowledge the acceptance of our offer by signing below and returning this signed copy to my attention. We very much look forward to working with you and having you join the Assurant team. Please contact me with any questions at 212-859-7053.

Sincerely,

/s/ Jane Meyer
Jane Meyer
Vice President
Human Resources
Assurant

Agreed to and Accepted by:

/s/ Bart Schwartz	May 6, 2008
Bart Schwartz	DATE